Exhibit 99.(a)(2)

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF TRUST
OF
FIRST EAGLE REAL ESTATE LENDING FUND

THIS Certificate of Amendment to Certificate of Trust of First Eagle Real Estate Lending Fund (the “Trust”) is being filed to amend the existing Certificate of Trust which was originally filed with the Secretary of State of the state of Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1. Name. The name of the Trust is First Eagle Real Estate Lending Fund.

2. Amendment. The Certificate of Trust of the Trust is hereby amended by changing the name of the Trust to FIRST EAGLE REAL ESTATE DEBT FUND.

3. Effective Date. This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned trustee of the Trust has duly executed this Certificate of Amendment in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Mehdi Mahmud
Name: Mehdi Mahmud
Title: Trustee

RLF1 31492910v.1